Exhibit 99.1
Darden Restaurants Completes Acquisition of Chuy’s Holdings, Inc.
ORLANDO, Fla., October 11, 2024 -- Darden Restaurants, Inc. (“Darden”) (NYSE:DRI) today announced that it has completed the acquisition of Chuy’s Holdings, Inc. (“Chuy’s Holdings”) in an all-cash transaction with an enterprise value of approximately $605 million. The transaction was approved by a majority of Chuy’s Holdings stockholders on October 10, 2024. This follows the merger agreement that was announced on July 17, 2024.
Darden financed the acquisition with a portion of the proceeds of a $400 million offering of 4.350% senior notes due 2027 and a $350 million offering of 4.550% senior notes due 2029, which were issued on October 3, 2024.
With the acquisition now complete, Chuy’s joins Darden’s portfolio of differentiated brands which also includes Olive Garden, LongHorn Steakhouse, Yard House, Ruth’s Chris Steak House, Cheddar’s Scratch Kitchen, The Capital Grille, Seasons 52, Eddie V’s and Bahama Breeze.
Founded in Austin, Texas in 1982, Chuy’s operates more than 100 restaurants across 15 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by Chuy’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”
In connection with the completion of the merger, Chuy’s Holdings common stock ceased trading on Nasdaq.
About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Yard House, Ruth’s Chris Steak House, Cheddar’s Scratch Kitchen, The Capital Grille, Chuy’s, Seasons 52, Eddie V’s and Bahama Breeze. For more information, please visit www.darden.com.